Exhibit 5.1

September 22, 2023

Assure Holdings Corp.

4600 South Ulster Street, Suite 1225

Denver, Colorado 80237

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Assure Holdings Corp., a Nevada corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale by certain selling stockholders of up to 348,973 shares of common stock, par value $0.001 per share, of the Company (the “Shares”) issued to the selling stockholders in connection with (i) a certain asset purchase agreement entered into by and among the Company and the selling stockholders named therein on December 30, 2022 and (ii) a certain asset purchase agreement entered into by and among the Company and the selling stockholders named therein on August 2, 2023.

We have also examined such other documents and reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below. In rendering our opinions, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials. We have assumed that the Shares will be sold as described in the Registration Statement.

Based on the foregoing, we are of the opinion that the Shares have been validly issued and are fully paid and non-assessable.

Our opinions expressed above are limited to Chapter 78 Nevada Revised Statutes (the “Nevada General Corporation Law”) and the statutory provisions and reported judicial decisions interpreting the Nevada General Corporation Law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

DORSEY & WHITNEY LLP

/s/ Dorsey & Whitney LLP